Exhibit 99.1

Bonanza Creek Energy Announces Second Quarter 2013 Financial Results, Provides an Operations Update and Reaffirms Annual Guidance; Wattenberg Horizontal Production Increases 266% Year Over Year

DENVER, August 8, 2013 — Bonanza Creek Energy, Inc. (NYSE: BCEI) today reported its second quarter 2013 financial and operating results, including an update to its catalyst well testing program in the Wattenberg Field and the southern Arkansas Cotton Valley oil development.

Key second quarter 2013 financial highlights for continuing operations include:

•                  Sales volumes of 13,492 Boe/d comprised of 71% crude oil and liquids; a 55% increase over second quarter 2012 and a 10% increase over first quarter 2013;

•                  Rocky Mountain region production increased 105% over second quarter 2012; Wattenberg horizontal production increased 266% over second quarter 2012 and increased 30% over first quarter 2013;

•                  Revenue of $84.5 million, a 64% increase over second quarter 2012, and an average sales price before hedging of $68.83 per Boe;

•                  Adjusted EBITDAX (non-GAAP) of $53.9 million, a 46% increase over second quarter 2012; and

•                  Net income of $14.7 million, or $0.36 per share; adjusted net income (non-GAAP) of $10.8 million, or $0.27 per share.

Reconciliations of all stated non-GAAP financial measures to the most directly comparable GAAP financial measures are contained at the end of this release.

Second quarter 2013 operational highlights include:

•                  Our second Codell horizontal well, first of 2013, produced a strong initial 30-day rate of 601 Boe/d and a 60-day rate of 467 Boe/d at 64% crude oil;

•                  Our first two 40-acre spaced Niobrara B Bench test wells performed as expected, producing initial 30-day rates of 426 Boe/d at 82% crude oil and 409 Boe/d at 77% crude oil;

•                  Our second extended reach lateral in the Niobrara B Bench, drilled to 9,449 feet of lateral length and successfully completed with a 40-stage fracture stimulation for a total cost of $7.4 million, produced an initial 30-day rate of 767 Boe/d, 80% crude oil;

•                  A new record drill time on a horizontal well in the Wattenberg Field, achieving a spud to spud time of eight days; the average spud to spud for the quarter was 11.3 days, a 26% improvement over last year’s average; and

•                  Our second 5-acre pilot in Dorcheat-Macedonia produced an average initial 30-day rate of 72 Boe/d, above forecast.

Michael Starzer, Bonanza Creek’s President and Chief Executive Officer, commented, “I am pleased to report that the Company achieved new records in production, revenue and EBITDAX during the quarter. Second quarter production results were consistent with the growth imbedded in our annual plan as the horizontal development program, which now comprises approximately 86% of Wattenberg production, continues to impress. During the first six months of the year we brought 28 horizontal wells online in the Wattenberg out of our 74 wells planned for first production during 2013. The timing of our 2013 well development is being executed in line with our engineering plan, which underpins our annual guidance methodology. To date, the balance of our 2013 plan is on schedule and as such, we reaffirm our full year guidance of approximately 60% year over year production growth as well as the ranges for annual lease operating expense and cash G&A. We are very encouraged by the results of our catalyst wells providing increased visibility into the expanding value of Bonanza Creek’s attractive oil and liquids weighted assets.”

Second Quarter 2013 Financial Results from Continuing Operations

Net revenue for second quarter 2013 was $84.5 million, compared to $51.5 million for second quarter 2012. Crude oil and liquids revenue accounted for approximately 89% of total revenue.

Average realized prices for second quarter 2013, before the effect of commodity derivatives, were $89.41 per Bbl of oil, $4.47 per Mcf of natural gas and $49.03 per Bbl of NGLs, compared to $89.47 per Bbl of oil, $3.05 per Mcf of natural gas and $47.03 per Bbl of NGLs for second quarter 2012.

Lease operating expense (“LOE”) for second quarter 2013 was $12.9 million, or $10.50 per Boe, compared to $7.0 million, or $8.77 per Boe, for second quarter 2012. LOE included approximately $650,000 of charges in the Mid-Continent region related to the replacement of essential processing equipment in the Company’s Dorcheat-Macedonia gas plant and other non-recurring well work. LOE was also impacted in the quarter by approximately $450,000 in the Rocky Mountain region in additional cost related to increased rental expense for additional compressors to combat high gas pipeline pressures and summer emissions control requirements.

General and administrative expense (“G&A”) for second quarter 2013 was $13.3 million, or $10.82 per Boe, compared to $7.1 million, or $8.96 per Boe, for second quarter 2012. Cash G&A (non-GAAP) was $10.6 million, or $8.63 per Boe for the second quarter of 2013 compared to $6.3 million, or $7.96 per Boe for second quarter 2012. Cash G&A in the current period was impacted by approximately $1.2 million of legal and other professional services.

Depreciation, depletion and amortization (“DD&A”) for second quarter 2013 was $29.5 million, or $24.04 per Boe, compared to $13.0 million, or $16.43 per Boe, for the second quarter 2012.  Proved reserves associated with our vertical wells in the Wattenberg were revised downward at mid-year resulting from an overall shift to horizontal development and lower than expected well performance due to high line pressures. As a result, the net increase to Company-wide proved developed reserves was not commensurate with the increase to our depletion cost base which resulted in a higher DD&A rate for the second quarter.

Interest expense for second quarter 2013 was approximately $5.9 million compared to $0.7 million for the second quarter 2012. The increase in interest expense is primarily related to the issuance of $300 million of 6.75% senior notes on April 9, 2013.

Net income for second quarter 2013 was $14.7 million, or $0.36 per diluted share, compared to net income of $21.5 million, or $0.54 per diluted share, for second quarter 2012. Adjusted net income (non-GAAP) for second quarter 2013 was $10.8 million, or $0.27 per diluted share, compared to adjusted net income from continuing operations of $12.5 million, or $0.32 per diluted share for second quarter 2012.

Bonanza Creek began the divestiture process of its California properties in the second quarter 2012, with one property remaining to be sold as of June 30, 2013. Under generally accepted accounting principles, the results of operations for the California properties are presented as

“discontinued operations.” Consequently, production, revenue and expenses associated with the California properties have been removed from the discussion of operations and reported separately as discontinued operations in our accompanying statement of operations and condensed balance sheets. Our statements of cash flows and our non-GAAP financial measure of EBITDAX are presented inclusive of production, revenue and expenses associated with the California properties.

Operations Update

During second quarter 2013, the Company achieved an average production rate of 13,492 Boe/d from continuing operations, comprised of 65% crude oil, 6% NGLs, and 29% natural gas, increasing total production by 55% over second quarter 2012.

Rocky Mountain Region — Wattenberg Horizontal Development

During second quarter 2013, the Rocky Mountain region produced 8,357 Boe/d, or 62% of total company volumes, with 7,187 Boe/d coming from horizontal wells. Production increased 105% and the contribution from horizontal wells grew 266% over the second quarter 2012. Compared to the first quarter 2013, Rocky Mountain volumes increased 18% and horizontal production volumes grew by 30%.

The Company spud 22 gross (19.6 net) wells and tied 21 gross (19.0 net) horizontal wells into sales during the quarter. It averaged 11.3 days spud to spud during the second quarter with three full-time rigs, an improvement of 26% from the average for 2012. The Company is currently drilling with four rigs and expects to complete its 2013 drilling plan in late October.

The Company’s catalyst well testing program continues to achieve positive results, further demonstrating the ability to enhance recovery of original oil in place. The Company has been actively testing the Codell formation, 40-acre spacing density and extended reach laterals in the Niobrara B Bench, and the Niobrara C Bench.

The Company’s second Codell test further confirmed the formation’s horizontal potential by producing an initial 30-day rate of 601 Boe/d and a 60-day rate of 467 Boe/d at an average of 64% crude oil. These rates compare favorably with the first Codell well drilled in 2012 that had an initial production rate of 370 Boe/d at 81% crude oil.

The Company’s first two 40-acre Niobrara B Bench test wells produced at rates consistent with 80-acre spaced wells with initial 30-day rates of 426 Boe/d at 82% crude oil and 409 Boe/d at 77% crude oil. This performance compares favorably with existing nearby wells. The Company has an additional four well 40-acre spaced pilot recently completed and flowing back.

The Company’s second extended reach lateral into the Niobrara B Bench was drilled to a lateral length of 9,449 feet and fracture stimulated using 40 stages for a total cost of $7.4 million. The 30-day initial production rate was 767 Boe/d, comprised of 80% crude oil. The production rate continued to increase through the conclusion of the measurement period with the last ten day period averaging 824 Boe/d. This compares favorably with results from offset operators and the Company’s first extended reach lateral which produced an initial 30-day rate of 795 Boe/d.

Bonanza Creek’s Niobrara C Bench horizontal testing is ongoing with three wells currently flowing back with less than 30 days of production history. Our first Niobrara C Bench well drilled in 2012 performed consistent with other Niobrara B Bench results with a 30-day producing rate of 444 Boe/d and a similar decline profile. The 30-day production results for our 2013 Niobrara C Bench testing will be reported in future operations updates.

Mid-Continent Cotton Valley Program

The Mid-Continent region contributed 5,135 Boe/d, or 38% of total company net sales volumes for second quarter 2013, comprised of 55% crude oil, 16% natural gas liquids and 29% natural gas. Sales volumes increased by approximately 11% over second quarter 2012.

During the second quarter 2013, Bonanza Creek spud 12 gross (9.1 net) 10-acre spaced Cotton Valley wells and the remaining 2 gross (2.0 net) 5-acre spaced Cotton Valley wells at Dorcheat-Macedonia, performed 24 gross (22.9 net) recompletions and tied 11 gross (9.5 net) wells into sales. The Company is currently running two rigs, averaging approximately 13 days spud to spud, and forecasted to complete the 2013 drilling plan in early September.

Our second 5-acre down-spacing pilot is performing above expectations with an average initial 30-day production rate of 72 Boe/d. Together with the first 5-acre pilot, no interference with adjoining wells has been observed to date.

Financial & Guidance Update

On April 9, 2013, Bonanza Creek issued $300 million of senior unsecured notes due 2021 priced at par with a coupon of 6.75%. The Company used $191.5 million of the proceeds of the offering to repay all outstanding borrowings under its revolving credit facility, with the remainder available to fund future capital expenditures.

Liquidity

As of June 30, 2013, Bonanza Creek had a $600 million revolving credit facility with an undrawn borrowing base of $330 million, a letter of credit totaling $48 million and cash totaling $46 million, resulting in total liquidity of $328 million. Schedule 7 provides a calculation of total liquidity.

Commodity Derivatives Positions

The following table summarizes the Company’s crude oil and natural gas commodity derivative positions as of June 30, 2013 and settling quarterly thereafter:

Settlement Period	Swap Volume	Fixed Price	Collar Volume	Short Floor Price	Floor Price	Ceiling Price
Oil	Bbl/d	$	Bbl/d	$	$	$
3Q 2013	2,852	88.15	5,022		87.99	101.46
4Q 2013	2,689	89.81	5,022		87.99	101.46

1Q 2014	633	90.80	5,617		86.33	97.09
			1,000	60.00	85.00	99.50
2Q 2014	626	90.80	4,846		86.55	96.72
			1,000	60.00	85.00	99.50
3Q 2014	620	90.80	4,326		86.16	96.57
			1,000	60.00	85.00	99.50
4Q 2014	620	90.80	4,326		86.16	96.57
			1,000	60.00	85.00	99.50

FY 2015			1,500	60.00	85.00	98.15

Gas	MMBtu/d	$
3Q 2013	500	6.40
4Q 2013	166	6.40

Subsequent to June 30, 2013, the Company entered into the following fixed price contract:

Settlement Period	Swap Volume	Fixed Price
Oil	Bbl/d	$
3Q 2013	332	99.55
4Q 2013	750	95.55
1Q 2014	750	95.55
2Q 2014	750	95.55

Guidance Update

The Company reaffirms its annual guidance for 2013 production, lease operating expense and cash G&A. Given current market conditions and recent results, the Company is making the following changes to guidance related to product realizations for the remainder of 2013.

Crude oil and condensate
Mid-Continent	$2.00 premium to NYMEX WTI
Natural gas
Rocky Mountain (rich gas)	125% of NYMEX Henry Hub
Mid-Continent (dry gas)	100% of NYMEX Henry Hub
Natural gas liquids
Mid-Continent	50% of NYMEX WTI

Conference Call Information

Bonanza Creek will host a conference call on Friday, August 9, 2013 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). To access the live interactive call, please dial (800) 322-2803 or (617) 614-4925 and use the passcode 43478082. This call is being webcast and can be accessed at Bonanza Creek’s website www.bonanzacrk.com for one year after the event.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas Company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountains in the Wattenberg Field, focused on the Niobrara oil shale, and in southern Arkansas, focused on the oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding forecasted production; forecasted completions; liquidity; the timing and impact of additional gas processing capacity; timing and pace of drilling; amount, allocation and timing of capital expenditures; prospectivity of the Niobrara B Bench; impact of capital program on production and development; use of proceeds from the senior unsecured notes offering; estimated LOE and G&A expenses per unit and related assumptions for such estimates; and estimated price differentials. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; and access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2012 and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Mr. Ryan Zorn

Vice President — Finance

720-440-6172

Mr. James Masters

Investor Relations Manager

720-440-6121

Schedule 1: Statement of Operations

(in thousands, expect for per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
NET REVENUES
Oil and gas sales	$84,517	$51,455	$162,825	$99,285
OPERATING EXPENSES
Lease operating	12,898	6,954	24,029	14,062
Severance and ad valorem taxes	5,352	2,769	10,165	6,365
Exploration	862	2,015	1,424	3,205
Depreciation, depletion and amortization	29,517	13,035	52,880	24,035
General and administrative (including $2,685, $796, $7,063, and $1,466, respectively, of stock- based compensation)	13,283	7,110	26,449	13,075
Total operating expenses	61,912	31,883	114,947	60,742
INCOME FROM OPERATIONS	22,605	19,572	47,878	38,543
OTHER INCOME (EXPENSE)
Other income (loss)	(86)	46	50	8
Interest expense	(5,870)	(655)	(7,832)	(1,216)
Unrealized gain in fair value of commodity derivatives	9,049	15,368	5,440	11,992
Realized gain (loss) in fair value of commodity derivatives	(1,487)	130	(2,994)	(1,081)
Total other (loss)	1,606	14,889	(5,336)	9,703
INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	$24,211	$34,461	$42,542	$48,246
Income tax expense	(9,328)	(13,267)	(16,386)	(18,575)
INCOME FROM CONTINUING OPERATIONS	14,883	21,194	26,156	29,671
DISCONTINUED OPERATIONS
Income (loss) from operations associated with oil and gas properties held for sale	(274)	508	(301)	619
Income tax (expense) benefit	106	(196)	116	(238)
Income (loss) associated with oil and gas properties held for sale	(168)	312	(185)	381
NET INCOME	$14,715	$21,506	$25,971	$30,052
BASIC AND DILUTED INCOME (LOSS) PER SHARE
Income from continuing operations	$0.37	$0.53	$0.65	$0.75
Income (loss) from discontinued operations	$(0.01)	$0.01	$(0.00)	$0.01
Net income per common share	$0.36	$0.54	$0.65	$0.76
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK—BASIC AND DILUTED	40,331	39,474	40,209	39,476

Schedule 2: Statement of Cash Flows

(in thousands, unaudited)

	Six Months Ended
	June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,971	$30,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	53,085	25,615
Deferred income taxes	16,270	18,813
Stock compensation	7,063	1,466
Exploration	—	1,575
Amortization of deferred financing costs	665	464
Accretion of contractual obligation for land acquisition	381	—
Valuation (increase) in commodity derivatives	(5,440)	(11,992)
Other	—	3
(Increase) decrease in operating assets:
Accounts receivable	(9,344)	(12,812)
Prepaid expenses and other assets	634	(31)
(Decrease) increase in operating liabilities:
Accounts payable and accrued liabilities	(1,377)	3,382
Settlement of asset retirement obligations	(73)	(146)
Net cash provided by operating activities	87,835	56,389

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(8,352)	(554)
Exploration and development of oil and gas properties	(162,689)	(102,946)
Natural gas plant capital expenditures	(3,987)	(6,511)
Decrease in restricted cash	79	233
Additions to property and equipment-non oil and gas	(2,626)	(1,469)
Net cash (used) in investing activities	(177,575)	(111,247)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in bank revolving credit	33,500	56,000
Payment on bank revolving credit	(191,500)	—
Proceeds from sale of senior notes	300,000	—
Offering costs related to sale of senior notes	(7,270)	—
Payment of employee tax withholdings in exchange for the return of common stock	(3,127)	—
Deferred financing costs	(46)	(627)
Net cash provided by financing activities	131,557	55,373
Net increase in cash and cash equivalents	41,817	515

Cash and cash equivalents, beginning of period	4,268	2,089
Cash and cash equivalents, end of period	$46,085	$2,604

Schedule 3: Condensed Balance Sheet

(in thousands, unaudited)

	June 30,	December 31,
	2013	2012
Assets
Current assets	$110,815	$55,304

Oil and gas properties and gas plant, net	1,064,460	938,975
Other assets	19,336	7,629
Oil and gas properties held for sale, less accumulated depreciation, depletion, and amortization	482	582
Total Assets	$1,195,093	$1,002,490

Liabilities and Stockholders’ Equity
Current liabilities	$105,521	$2,603

Long-term debt	300,000	158,000
Deferred taxes	126,647	110,377
Other long-term liabilities	54,501	52,992
Total Liabilities	586,669	423,972

Stockholders’ Equity	608,424	578,518
Total Liabilities and Stockholders’ Equity	$1,195,093	$1,002,490

Schedule 4: Volumes and Realized Prices (Before the Effect of Commodity Hedges)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Wellhead Volumes and Prices

Crude Oil and Condensate Sales Volumes (Bbl/d)
Rocky Mountains	5,902	3,146	5,507	2,547
Mid-Continent	2,845	2,258	2,898	2,374
California	51	225	50	199
Total	8,798	5,629	8,455	5,120

Crude Oil and Condensate Realized Prices ($/Bbl)
Rocky Mountains	86.02	85.60	86.15	89.23
Mid-Continent	96.44	94.85	97.20	98.97
California	94.37	98.28	96.96	102.58
Composite	89.44	89.82	90.00	94.27

Natural Gas Liquids Sales Volumes (Bbl/d)
Rocky Mountains	30	31	21	16
Mid-Continent	842	705	830	731
Total	872	736	851	747

Natural Gas Liquids Realized Prices ($/Bbl)
Rocky Mountains	37.93	63.04	38.61	63.04
Mid-Continent	49.42	46.33	51.48	55.50
Composite	49.02	47.04	51.15	55.65

Natural Gas Sales Volumes (Mcf/d)
Rocky Mountains	14,547	5,360	13,450	4,611
Mid-Continent	8,688	10,097	8,431	8,313
California	—	11	—	8
Total	23,235	15,468	21,881	12,932

Natural Gas Realized Prices ($/Mcf)
Rocky Mountains	4.62	4.32	4.98	4.55
Mid-Continent	4.21	2.38	3.88	2.48
California	—	1.27	—	1.11
Composite	4.47	3.05	4.55	3.22

Crude Oil Equivalent Sales Volumes (Boe/d)
Rocky Mountains	8,357	4,071	7,770	3,349
Mid-Continent	5,135	4,646	5,133	4,515
California	51	227	50	202
Total	13,543	8,944	12,953	8,066

Total Sales Volumes (MMBoe)	1.2	0.8	2.3	1.5

Schedule 5: Adjusted Net Income

(in thousands, except per share amounts, unaudited)

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which exclude (1) unrealized gain or loss in fair value of commodity derivatives and (2) stock-based compensation expense. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share, below, were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items the timing or amount of which cannot be reasonably determined. However, these measures are provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes in our SEC filings and posted on our website. The following tables provide a reconciliation of adjusted net income for the three and six months ended June 30, 2013 and 2012, respectively.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income	$14,715	$21,506	$25,971	$30,052
Unrealized (gain) in fair value of derivatives	(9,049)	(15,368)	(5,440)	(11,992)
Non-cash stock-based compensation	2,685	796	7,063	1,466
Total adjustments before tax	(6,364)	(14,572)	1,623	(10,526)

Adjusted for income tax effects	(3,914)	(8,962)	998	(6,473)

Adjusted net income	$10,801	$12,544	$26,969	$23,579
Adjusted net income per diluted share	$0.27	$0.32	$0.67	$0.60

Schedule 6: Adjusted EBITDAX

(in thousands, except per share amounts, unaudited)

We define adjusted EBITDAX as net income, plus (1) exploration expense, (2) depreciation, depletion and amortization expense, (3) stock-based compensation expense, (4) interest expense, (5) unrealized (gain) in fair value of commodity derivatives, and (6) income taxes or benefit. Adjusted EBITDAX is not a measure of net income or cash flow as determined by GAAP. Adjusted EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a Company’s ability to internally fund development and exploration activities. This measure is provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes) in our SEC filings and posted on our website. The following table provides a reconciliation of adjusted EBITDAX to net income for the three and six months ended June 30, 2013 and 2012, respectively.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net Income	$14,715	$21,506	$25,971	$30,052
Exploration	870	2,015	1,490	3,215
Depletion, depreciation, and amortization	29,617	13,787	53,084	25,615
Stock-based compensation	2,685	796	7,063	1,466
Interest expense	5,870	654	7,832	1,216
Unrealized (gain) in fair value of commodity derivatives	(9,049)	(15,368)	(5,440)	(11,992)
Income taxes	9,222	13,463	16,270	18,813

EBITDAX	$53,930	$36,853	$106,270	$68,385
EBITDAX per diluted share	$1.34	$0.93	$2.64	$1.73

Schedule 7: Liquidity

(in thousands, unaudited)

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, not as an alternative for and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes) in our SEC filings and posted on our website. The table below summarizes our liquidity as of June 30, 2013 as reported.

June 30, 2013
Borrowing base	$330,000
Cash and cash equivalents	46,085
Letter of credit for land acquisition	(48,000)
Liquidity	$328,085